Exhibit 99

March 3, 2003

To the Board of Directors of
Security Biometrics, Inc.
1410 - 1030 West Georgia Street
Vancouver, BC V6C 2Y3


Dear Sirs,


Re:     Letter of Resignation

Please accept this letter as my resignation as Chief Financial Officer of Security Biometrics, Inc., Director and President of Gesture Security Biometrics Inc., Director and President of eMedRx Inc., and Director and Chief Financial Officer of Datadesk Technologies Inc.

I would like to thank you for the opportunities afforded and wish both Security Biometrics Inc and its Board of Directors the best of success in the future.

Please do not hesitate to contact me regarding the aforementioned. Looking forward to hearing from you in the next couple of days.

Sincerely,
/s/     David Alexander
David Alexander, CA